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           OVERDUE RECEIVABLES PURCHASE AND SALE AGREEMENT



                                 BETWEEN



                      HARRIS TRUST AND SAVINGS BANK

                                   AND

                     PARTNERS FIRST RECEIVABLES, LLC



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           OVERDUE RECEIVABLES PURCHASE AND SALE AGREEMENT

      This Overdue Receivables Purchase and Sale Agreement, dated as of January 29, 1998 (as in effect from time to time, this "Agreement"), between (a) Harris Trust and Savings Bank, an Illinois banking corporation (the "Seller"), and (b) Partners First Receivables, LLC, a Delaware limited liability company (the "Purchaser").

      WHEREAS, Seller desires to sell the Overdue Receivables (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Overdue Receivables, on the terms and conditions hereinafter set forth and provided.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, intending to be legally bound, as follows:

                                ARTICLE 1

                               DEFINITIONS

      Section 1.1. Certain Defined Terms. Capitalized terms used herein without definition have the meaning assigned to such terms in the Limited Liability Company Agreement of Partners First Holdings, LLC dated as of the date hereof among BankBoston (NH), National Association, Bankmont Financial Corp., Harris Trust and Savings Bank, First Annapolis Marketing Information Services, Inc. and the Company (the "Operating Agreement"). Additionally, the following capitalized terms shall have the following meanings:

      "Adjusted Closing Statement" has the meaning set forth in
Section 3.3(b).

      "Agreement" has the meaning set forth in the preamble.

      "Applicable Agreements" means (i) that certain Contribution Agreement dated as of the date hereof by and between Partners First Holdings, LLC and Seller, (ii) that certain Contribution Agreement dated as of the date hereof by and between Partners First Holdings, LLC and Bankmont Financial Corp., and (iii) that certain Receivables Purchase and Sale Agreement dated as of the date hereof by and between Seller and Purchaser.

      "Assignment" has the meaning set forth in Section 9.3.

      "Assumed Obligations" has the meaning set forth in Section 3.1.

       "Cardholder" means a holder of a Credit Card.

      "Cardholder Agreements" means the agreements between the Cardholders or other obligors with respect to a Credit Card and the Seller, including, without limitation, any agreements relating to credit enhancements provided in connection with such Credit Card, and as the same has been amended or otherwise modified and in effect from time to time.

      "Chargeback Amount" has the meaning set forth in Article 10.

      "Claim" has the meaning set forth in Section 7.3(a).

      "Closing Date" means the date on which the transactions described in this Agreement are consummated, except that for purposes of determining Overdue Accounts or Overdue Receivables it shall mean the opening of business on the day on which the transactions described in this Agreement are consummated.

      "Credit Card" means a MasterCard(R) or Visa(R) card issued by Seller and associated solely with an Overdue Account of Seller's Credit Card Business.

      "Credit Card Business" means the provision of lines of credit accessible by Visa(R) or MasterCard(R) to consumers within the United States of America, the servicing of such credit card relationships, and the provision of services incidental thereto.

      "Estimated Purchase Price" has the meaning set forth in
Section 3.3.

      "Excluded Accounts" has the meaning set forth in Section 2.2.

      "Excluded Assets" has the meaning set forth in Section 2.2.

      "Governmental Authority" means any federal, national, state, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign and Visa(R) and MasterCard(R).

      "Indemnified Party" has the meaning set forth in Section
7.3(a).

      "Indemnifying Party" has the meaning set forth in Section
7.3(a).

      "Initial Closing Statement" has the meaning set forth in
Section 3.3(a).

      "Letter" has the meaning set forth in Section 9.3.

      "Losses" has the meaning set forth in Section 7.1.

      "MasterCard(R)" means MasterCard International Incorporated.

      "Overdue Accounts" means all of the credit card accounts of the Seller's Credit Card Business (other than Excluded Accounts) identified on Schedule 2.1 which is attached hereto or provided herewith and made a part hereof (which may in the Seller's sole discretion be in the form of a computer file or magnetic tape) consisting generally of any credit card account of Seller's Credit Card Business (other than commercial or business or accounts), including dormant accounts, inactive accounts, closed accounts, accounts which are classified as "substandard," "doubtful," "loss" or treated as "other loans especially mentioned" in the most recent report examination prepared by any Federal or State supervisory agency, accounts in nonaccrual status, accounts on which principal or interest payments are more than 30 days past due, accounts whose terms have been renegotiated or compromised due to the deteriorating financial condition of the Cardholder or accounts statused by Seller as bankrupt, deceased, fraud, lost or stolen or charged off (in accordance with the Seller's then-current written policies) and which contains sufficient information to identify each account and respective Cardholder such as name, address, social security number, account number, status codes, account balance and such other information as is mutually agreed upon by Purchaser and Seller.

      "Overdue Receivables" has the meaning set forth in Section 2.1.

      "Purchase Price" has the meaning set forth in Section 3.2.

      "Purchaser" has the meaning set forth in the preamble hereto.

      "Purchaser Indemnitees" has the meaning set forth in Section
7.1.

      "Purchaser Indemnity Representations" means the representations and warranties of Purchaser contained in Section 5.4 and 5.5 of this Agreement.

      "Receivables Agreements" has the meaning set forth in Section
9.3.

      "Retained Liabilities" has the meaning set forth in Section
3.1.

      "Seller" has the meaning set forth in the preamble hereto.

      "Seller Indemnitees" has the meaning set forth in Section 7.2.

      "Seller Indemnity Representations" means the representations and warranties of Seller contained in Sections 4.5, 4.6, 4.7 (except the first sentence thereof), 4.8, 4.9, 4.10 and 4.12 of this Agreement.

      "Subject Losses" has the meaning set forth in Section 7.5.

      "Third Party Claim" has the meaning set forth in Section
7.3(a).

      "Visa(R)" means Visa U.S.A., Inc.

      "Zero Value Accounts" means Overdue Accounts which, as of the Closing Date are (i) statused by Seller as bankruptcy, deceased, fraud, lost or stolen or charged off or (ii) 180 days or more contractually past due (in each case, such status to be determined in accordance with Seller's then-current written policies).

                                ARTICLE 2

                              SALE OF ASSETS

      Section 2.1. Overdue Receivables. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, the Seller (subject to the provisions of Article 10 hereto) shall sell, assign, transfer and deliver to Purchaser, and the Purchaser shall purchase and take assignment and delivery of, all of the Seller's right, title and interest in, to and under the following assets as of the Closing Date (other than the Excluded Accounts and the Excluded Assets): any and all amounts owing from the Cardholders to the Seller (whether billed or unbilled, posted or not) in connection with the Overdue Accounts, including, without limitation, all principal, outstanding purchases, cash advances, interest (including accrued but unbilled interest), annual fees, finance and service charges and other charges and fees, less any and all amounts owing from the Seller to the Cardholders as a credit balance, whether or not credited (hereinafter referred to collectively as the "Overdue Receivables").

      The parties hereto intend that the conveyance of the Seller's right, title and interest in and to the Overdue Receivables shall constitute an absolute sale, conveying good title free and clear of any liens, claims, encumbrances or rights of others from the Seller to the Purchaser and that the Overdue Receivables shall not be a part of the Seller's estate in the event of the insolvency of the Seller or a conservatorship, receivership or similar event with respect to the Seller. It is the intention of the parties hereto that the arrangements with respect to the Overdue Receivables shall constitute a purchase and sale of such Overdue Receivables and not a loan. In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that the Seller shall be deemed to have granted and does hereby grant to the Purchaser a first priority perfected security interest, in all of the Seller's right, title and interest, whether now owned or hereafter acquired, in, to and under the Overdue Receivables to secure the rights of the Purchaser hereunder and the obligations of the Seller hereunder.

      Section 2.2. Excluded Assets. Notwithstanding the foregoing, the Seller is not transferring to the Purchaser and the Purchaser is not acquiring pursuant to this Agreement, and the term "Overdue Receivables" shall not include, any other assets of Seller not specifically referenced in Section 2.1 (the "Excluded Assets") or any Overdue Receivables generated by or related to accounts which are secured accounts, commercial or business accounts ("Excluded Accounts").

      2.3. Secured Accounts. Seller hereby transfers and assigns to Purchaser all right, title and interest in and to certificates of deposit and other deposit accounts constituting security for the payments of the Overdue Receivables generated with respect to Accounts. Subject to the terms of the agreements with Cardholders, Seller will continue to administer and maintain the deposit accounts with Seller as provided under any deposit agreements with Cardholders, including payment of interest, if any, on such accounts and providing statements of account balances to those depositors. Seller will place a "hold" on such deposit accounts. Upon a Cardholder's default and upon the written direction of Purchaser (or Purchaser's designee), Seller will turn over to Purchaser amounts due Purchaser from such Cardholder. Purchaser and Seller will cooperate to develop procedures to facilitate the utilization of the security assigned to Purchaser hereunder for Purchaser's benefit.

                                ARTICLE 3

                        ASSUMPTION OF OBLIGATIONS

      Section 3.1. Assumption of Obligations. The Purchaser hereby assumes, and agrees to pay, perform, fulfill and discharge, all of the Seller's obligations with respect to the Overdue Receivables from and after the Closing Date (collectively, the "Assumed Obligations"). Anything in this Agreement to the contrary notwithstanding, the Purchaser shall not assume, and shall not be deemed to have assumed, any liability, contract or obligation of the Seller not specifically listed or included herein or assumed by separate written agreement signed by the Purchaser (all such liabilities and obligations not being assumed being referred to herein as the "Retained Liabilities"), which Retained Liabilities are retained by the Seller and the Purchaser shall not be liable therefor.

      Section 3.2. Consideration. In consideration of the sale of the Overdue Receivables by the Seller to the Purchaser hereunder, the Purchaser agrees to assume the Assumed Obligations and to pay to the Seller, the purchase price ("Purchase Price") which shall be an amount equal to (i) the sum of all Overdue Receivables as of the Closing Date,
(ii) less the sum of all Overdue Receivables of the Zero Value Accounts as of the Closing Date, and (iii) plus or minus any other items or prorations agreed to by Seller and Purchaser.

      Section 3.3. Payment of Purchase Price. (a) On the Closing Date, the parties shall prepare a closing statement (the "Initial Closing Statement") calculating the Purchase Price as of the date of the most recently available data (or another date mutually acceptable to Purchaser and Seller) with respect to the Overdue Receivables (the "Estimated Purchase Price"). On the Closing Date, the Estimated Purchase Price shall be paid in immediately available funds to Seller by Purchaser.

      (b) As soon as practicable after the Closing Date, Purchaser and Seller shall conduct and complete a post-Closing review of the Overdue Receivables and shall prepare a closing statement as of the Closing Date (the "Adjusted Closing Statement"), mutually acceptable to Seller and Purchaser, and showing any adjustments from the Initial Closing Statement including the difference between the Estimated Purchase Price and the Purchase Price. Purchaser shall pay Seller (or Seller shall pay Purchaser as the case may be) an amount equal to the difference between the Estimated Purchase Price and the Purchase Price as reflected on the Adjusted Closing Statement plus interest thereon at the federal funds rate from the Closing Date to the date of payment.

      Section 3.4 Post-Closing Adjustments. Seller is responsible for any and all fees in connection with the Overdue Receivables related to the period prior to the Closing Date, including fees, normal operating assessments or penalties and other charges imposed by MasterCard(R) or Visa(R). The parties hereto hereby agree to cooperate in good faith to estimate such fees and include them on the Initial Closing Statement and to make such post-closing adjustments between themselves as may be necessary to give effect to the provisions hereof and to reflect such adjustments on the Adjusted Closing Statement. Adjustments to amounts calculated pursuant to Sections 3.3 and this Section 3.4 hereof may include unposted amounts, miscalculations, errors, incorrect status, mischaracterization or mis-classification of Overdue Accounts, Zero Value Accounts and Overdue Receivables prior to the Closing Date. For purposes of this adjustment, mis-classified Overdue Accounts which should have been classified as Zero Value Accounts will be valued accordingly. As provided in Section 6.2 hereof, for the purposes of determining when or whether an event took place, the interchange date as specified by Visa(R) or MasterCard(R) shall be determinative.

                                ARTICLE 4

            REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby represents and warrants to the Purchaser as follows:

      Section 4.1. Organization. The Seller is a banking corporation duly organized and validly existing under the laws of Illinois and is authorized to conduct general banking business under such laws.

      Section 4.2. Authority; Enforceability. The Seller has all requisite power and authority (i) to enter into and carry out its obligations under this Agreement, (ii) to hold the Overdue Receivables and (iii) to sell, assign and transfer the Overdue Receivables to the Purchaser. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies.

      Section 4.3. No Conflicts. The execution, delivery and performance by the Seller of this Agreement does not violate (a) the Seller's Charter or By-Laws, as applicable, (b) any material agreement or instrument to which the Seller is a party or by which the Seller is bound or which affects the Overdue Receivables, or (c) any law, rule or regulation applicable to the Seller or which affects the Overdue Receivables.

      Section 4.4. Ownership of Assets. The Seller is the sole owner of all right, title and interest in, to and under all of the Overdue Receivables being sold by the Seller to the Purchaser under this Agreement. The
Seller has the right, power and authority to sell and transfer the Overdue Receivables to the Purchaser, and the Overdue Receivables are not subject to any assignment, lien, charge, encumbrance or security interest, except that such Overdue Receivables may be subject to the terms of the Cardholder Agreements and to other rights of Cardholders and other obligors as specified in Section 4.7 hereof. The Seller hereby sells the Overdue Receivables to the Purchaser free and clear of all assignments, liens, charges, encumbrances and other security interests and of all claims or rights of third parties, except as such Overdue Receivables may be subject to the terms of the Cardholder Agreements and to other rights of Cardholders and other obligors as specified in Section
4.7 hereof.

      Section 4.5. Cardholder Agreements. The Overdue Receivables have been generated pursuant to the Overdue Accounts and pursuant to Cardholder Agreements which are legal, valid and binding upon Seller and, to the best of Seller's knowledge, such Cardholder Agreements are legally binding agreements, enforceable in all material respects against the Cardholders or other obligors who are a party thereto in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies. The Seller is in compliance with the Cardholder Agreements except where the failure to so comply would not have a material adverse effect on the Overdue Receivables.

      Section 4.6. Litigation. Except for the litigation described on
Schedule 4.6, which is attached hereto and made a part hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against or affecting the Seller which would reasonably be expected to cause any material adverse effect on the Overdue Receivables. There is no action, suit or proceeding pending against the Seller which would prevent the Seller from consummating the sale of the Overdue Receivables to the Purchaser hereunder.

      Section 4.7. Overdue Receivables. Other than the right of Cardholders or other obligors to assert claims and defenses against the Seller pursuant to 12 C.F.R. ss.226.12(c) and under any other applicable laws and the Cardholders' "billing error" rights pursuant to 12 C.F.R. ss.226.13, to the best of the Seller's knowledge, the Overdue Receivables are not subject to Cardholder or other obligor claims, offsets or adjustments and represent the legal, valid and binding obligations of the Cardholders, enforceable against the Cardholders in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies. Seller makes no representation or warranty regarding the payment or collectibility of the Overdue Receivables.

      Section 4.8. Compliance with Applicable Law. The Overdue Receivables have been generated in compliance, in all material respects, with applicable federal and state laws, rules and regulations, and judicial, administrative and arbitrator's orders relating thereto, including without limitation the federal Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act and Regulations B and Z promulgated by the Board of Governors of the Federal Reserve System.

      Section 4.9. Licensed to Carry on Credit Card Business. The Seller is and has been licensed to participate in the programs offered by Visa(R) and by MasterCard(R) to the full extent necessary to generate the Overdue Receivables.

      Section 4.10. Account Records. The books and records relating to the Overdue Receivables are accurate and complete in all material respects, in each case, as of the date when each such record was made and all information relating to application, payment history, customer inquiry and other relevant Overdue Account information is contained in the relevant books and records.

      Section 4.11. Brokers. The Seller has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the sale of the Overdue Receivables hereunder.

      Section 4.12. Permits, Etc. No consent of any Person and no license, permit or approval with any Governmental Authority having jurisdiction over Seller is required in connection with the transactions contemplated by this Agreement. The Seller has not received notice from any Governmental Authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the sale of the Overdue Receivables hereunder or any of the other transactions contemplated hereby.

      The Seller makes no other representations or warranties, expressed or implied, with respect to the subject matter hereof other than as specifically set forth in this Article 4.

                                ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      The Purchaser hereby represents and warrants to the Seller as follows:

      Section 5.1. Organization. The Purchaser is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware.

      Section 5.2. Authority; Enforceability. The Purchaser has all requisite power and authority (i) to enter into and carry out its obligations under this Agreement, (ii) to purchase and hold the Overdue Receivables and (iii) to assume the Assumed Obligations. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors' rights or to general equity principles (regardless of whether such matters are considered in a proceeding in equity or at law) and the availability of equitable remedies.

      Section 5.3. No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser does not violate (a) Purchaser's
Certificate of Formation or Limited Liability Company Agreement, (b) any material agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or (c) any law, rule or regulation applicable to the Purchaser.

      Section 5.4. Permits, Etc. The Purchaser has obtained all licenses, permits and approvals of all Governmental Authorities necessary for the Purchaser to purchase, service and collect the Overdue Receivables and to consummate the transactions contemplated hereby.

      Section 5.5. Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser which challenges the validity, propriety or enforceability of, or seeks to enjoin the performance of, the transactions contemplated by this Agreement.

      Section 5.6. Finders or Brokers. Neither Purchaser nor any Affiliate of Purchaser has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby.

                                ARTICLE 6

                       CERTAIN TRANSITIONAL MATTERS

      Section 6.1. Third Party Consents. To the extent any Assumed Obligation is not transferable or assignable without the consent of any third party or the transfer or assignment of which would result in a violation of any law or order, this Agreement shall not constitute on assignment or attempted assignment thereof; Seller shall use all reasonable efforts to obtain the required consent of any such third party to the transfer or assignment thereof to the Purchaser and if any such consent shall not be obtained, Seller shall cooperate with the Purchaser in any reasonable arrangement (including reimbursement of monies paid by the Purchaser on account of any such arrangement) designed to provide the Purchaser with the benefits and/or burdens intended to be transferred and assigned to it thereunder.

      Section 6.2. Responsibility for Pre-Closing Transactions. Subject to the provisions of Article 10, the Seller shall remain liable after the date hereof for all draft retrievals, representments or incorrectly posted transactions arising from transactions with an interchange transaction date occurring prior to the Closing Date with respect to the Overdue Receivables.

      Section 6.3. Business Records. The Purchaser acknowledges that certain business records of the Seller relating to the Seller's Credit Card Business prior to the Closing Date will be conveyed to the Purchaser or others, and that the Seller may from time to time require access to such records, and the Purchaser agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, either provide the Seller with access to records under its custody or control or, at the Purchaser's option, copies of such records for such purposes. The Seller agrees to hold any information so provided as confidential and in strict confidence as it would its own confidential information. The Purchaser agrees that it will not destroy any such business records during the three (3) year period after the date hereof, and it will not within the two (2) year period after such date destroy any business records prepared prior to the date hereof without first notifying the Seller and affording the Seller the opportunity to remove or copy them.

      Section 6.4. Further Assistance. On and after the Closing Date, Seller shall (i) execute, acknowledge and deliver all such acknowledgments and other instruments (including financing statements) and take such further action as may be necessary and appropriate to effectively vest in the Purchaser the full legal and equitable title to the Overdue Receivables or to perfect the Purchaser's interest therein, and (ii) assist the Purchaser in the orderly transition of the Overdue Receivables being acquired by the Purchaser, and (iii) deliver such other information about the Overdue Receivables as the Purchaser may reasonably request. Subject to the provisions of Article 10 hereof, in the event Seller shall receive any payments relating to the Overdue Receivables attributable to the period after the Closing Date, the Seller shall promptly endorse and transfer such payments to the Purchaser and take all necessary and reasonable actions to vest such monies in the Purchaser.

                                ARTICLE 7

                             INDEMNIFICATION

      Section 7.1. Indemnity by the Seller. The Seller agrees to indemnify and hold the Purchaser, and its affiliates, employees, officers, directors, controlling persons, successors and assigns (the "Purchaser Indemnitees"), harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel and expert witnesses, net of insurance proceeds (collectively, the "Losses"), related to or arising directly or indirectly out of (a) any inaccuracies in any representation or warranty made by the Seller in or pursuant to this Agreement, (but only to the extent that Losses relating to or arising directly or indirectly out of such inaccuracies when taken together with Losses (as that term is defined in the Applicable Agreements) for which the Seller or Bankmont is obligated to indemnify the Purchaser Indemnitees (as defined in the Harris Purchase Agreement) pursuant to Section 7.1(a) of the Harris Purchase Agreement and the Company Indemnitees (as defined in the Harris Contribution Agreement and the Bankmont Contribution Agreement) pursuant to Section 7.1(a) of the Harris Contribution Agreement or Section 5.1 (a) of the Bankmont Contribution Agreement, without duplication, exceed $100,000 in the aggregate), (b) any failure or breach by the Seller of any covenant, obligation, or undertaking made by the Seller in this Agreement or (c) the Retained Liabilities, in each such case, except to the extent that any such Losses were caused by any such Indemnified Party's gross negligence or willful misconduct.

      Section 7.2. Indemnity by the Purchaser. The Purchaser agrees to indemnify and hold the Seller, and its affiliates, employees, officers, directors, controlling persons, successors and assigns (the "Seller Indemnitees"), harmless from and with respect to any and all Losses related to or arising directly or indirectly out of (a) any inaccuracies in any representation or warranty made by the Purchaser in this Agreement (but only to the extent that Losses relating to or arising directly or indirectly out of such inaccuracies when taken together with Losses (as that term is defined in the Applicable Agreements) for which Purchaser and/or the Company are obligated to indemnify the Seller Indemnitees (as defined in the Harris Purchase Agreement and the Harris Contribution Agreement) pursuant to Section 7.2(a) of the Harris Purchase Agreement and the Harris Contribution Agreement and/or the Investor Indemnitees (as defined in the Bankmont Contribution Agreement) pursuant to Section 5.2(a) of the Bankmont Contribution Agreement, without duplication, exceed $100,000 in the aggregate), (b) any failure or breach by the Purchaser of any covenant, obligation or undertaking made by the Purchaser in this Agreement (including without limitation any failure by the Purchaser to pay or perform any of the Assumed Obligations), (c) the collection of the Overdue Receivables by the Purchaser after the Closing Date, or (d) the Assumed Obligations, in each case, except to the extent that any such Losses are caused by any such Indemnified Party's gross negligence or willful misconduct.

      Section 7.3. Claims. (a) Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the party hereto obligated to provide indemnification hereunder (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article
7 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), then upon receipt of such notice from the Indemnified Party the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim, and if and only if each of the following conditions is satisfied, the Indemnifying Party may assume the defense of such Third Party Claim, and in the case of such an assumption the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim:

            (i) the Indemnifying Party confirms in writing that it is obligated hereunder toindemnify the Indemnified Party with respect to such Third Party Claim; and

            (ii) there is no conflict of interest which would make separate representatibly the Indemnified Party's own counsel advisable. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

      (b) In the event of any Claim under Section 7.1 or 7.2, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim.

      Section 7.4. Time Limits. No claim for indemnification under this
Article 7 may be asserted for the first time after June 30, 1999.

      Section 7.5. Exclusive Remedy; Damage Limitations. The Seller and the Purchaser acknowledge and agree that, except for the right to seek specific performance of covenants and other agreements, the indemnification rights and remedies available to each party under this
Article 7 shall be the sole and exclusive rights and remedies of the Purchaser and the Seller with respect to any Losses arising out of or relating in any way to (a) any breach of this Agreement, (b) the acquisition of the Overdue Receivables and the assumption of the Assumed Obligations by the Purchaser, or (c) the consummation of the transactions contemplated hereby (collectively, the "Subject Losses"), including without limitation any claims, rights or remedies for negligent misrepresentation but excluding specifically, any claims, rights or remedies for fraud. Without limiting the generality of the foregoing, except for remedies for fraud and as specifically authorized by this
Article 7, the Purchaser and the Seller hereby waive, release and disclaim any claims, rights or remedies arising in tort, by statute, or otherwise, with respect to the Subject Losses. As provided in Section 9.6, in no event shall the Purchaser or the Seller be entitled to recover from the other party hereto for incidental, special, consequential, exemplary or punitive damages, and for all purposes of this Agreement, the term "Losses" shall be deemed not to include any such damages. Seller's maximum aggregate liability, and the right of recovery of the Purchaser Indemnitees against the Seller under this Article 7 for Losses, arising as a result of breaches of the Seller Indemnity Representations contained herein shall, in all events, other than fraud by Seller, be limited in the aggregate to $5,900,000 less all amounts paid by Seller under Article 7 of the respective Applicable Agreements as a result of breaches by Seller of the Seller Indemnity Representations (as that term is defined in the respective Applicable Agreements). Purchaser's maximum aggregate liability, and the right of recovery of the Seller Indemnitees against the Purchaser under this Article 7 for Losses arising as a result of breaches of the Purchaser Indemnity Representations contained herein shall, in all events other than fraud by the Purchaser, be limited in the aggregate to $5,900,000 less all amounts paid by the Purchaser and/or the Company under the Applicable Agreements as a result of breaches by the Company and/or the Purchaser of the Purchaser Indemnity Representations and the Company Indemnity Representations (as such terms are defined in the respective Applicable Agreements).


                                ARTICLE 8

                  ITEMS TO BE DELIVERED AT CLOSING

      Section 8.1. Items to be Delivered by Seller. Seller shall deliver to
Purchaser:

            (a) Such bills of sale, assignments, UCC-1 forms, and other instruments documents duly executed and in full force and effect with respect to Seller as Purchaser may reasonably require as necessary or desirable for transferring, assigning and conveying title to the Overdue Receivables to Purchaser, all in form and substance reasonably satisfactory to Purchaser;

            (b)   The Initial Closing Statement; and

            (c)   Such other documents as Purchaser may reasonably request.

      Section 8.2. Items to Be Delivered by Purchaser. Purchaser shall deliver to Seller:

            (a) An Assignment and Assumption Agreement duly executed and in full force and effect with respect to Purchaser;

            (b) Payment of the Estimated Purchase Price stated on the Initial Closing Statement by wire transfer of funds immediately available in Chicago, Illinois; and

            (c) Such other documents as Seller may reasonably request.

                                ARTICLE 9

                                 GENERAL

      Section 9.1. Disputes. In the event of any dispute or disagreement between the parties after the Closing Date, either with respect to the interpretation of any provision of this Agreement or with respect to the performance or nonperformance by any party hereto, upon the written request of any party, corporate executives of Seller and Purchaser shall attempt to resolve any such dispute.

      Section 9.2. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier or sent by written facsimile with answerback confirmed, as follows:

      If to the Seller:                 Harris Trust and Savings Bank
                                        111 West Monroe Street
                                        Chicago, Illinois  60603
                                        Attn: Paul V. Reagan, Esq.
                                              Senior Vice President
                                              and U.S. General Counsel

      with a copy to:                   Bank of Montreal
                                        3300 Bloor Street West
                                        12th Floor, West Tower
                                        Toronto, Ontario Canada
                                        M8X 2X2
                                        Attention:  Mr. Robert W. Pearce

      with a copy sent                  Chapman and Cutler
      contemporaneously to:             111 West Monroe Street
                                        Chicago, Illinois   60603
                                        Attention:  Marc P. Franson, Esq.

      If to the Purchaser:              Partners First Receivables, LLC
                                        900 Elkridge Landing Road
                                        Suite 300
                                        Linthicum, MD  21090
                                        Attention:  John R. Soderlund

      with a copy sent                  Partners First Receivables, LLC
      contemporaneously to:             900 Elkridge Landing Road
                                        Suite 300
                                        Linthicum, MD  21090
                                        Attention: Terence F. Browne, Esq.

Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, or sent by nationally recognized overnight courier or sent via facsimile or (ii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail.

      Section 9.3Entire Agreement. This Agreement (including the Exhibits (including the Assignment and Assumption Agreement dated of even date herewith (the "Assignment") between the parties hereto) and Schedules hereto) and the letter agreement dated of even date herewith (the "Letter") among the Company, the Seller and BankBoston (NH), National Association, a national banking association (this Agreement, the Assignment and the Letter Being, collectively, the "Receivables Agreements") contains the entire understanding of the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof; and further, provided that nothing contained in this Agreement, the Assignment or the Letter shall be deemed in any manner to amend, modify, revise or otherwise change or supersede any of the terms or provisions of any of the other Receivables Agreements. This Agreement shall not be amended except by a written instrument hereafter signed by the authorized officers of all of the parties hereto. No waiver of any provision of this Agreement shall be effective unless evidenced by a written instrument signed by the waiving party. Each of the parties hereto further acknowledges and agrees that, in entering into this Agreement, it has not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement.

      Section 9.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

      Section 9.5. Consent to Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding instituted against such party under or in connection with this Agreement may be brought in a court of competent jurisdiction in State of Delaware. By execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such courts or the execution of judgments resulting therefrom. Each party hereto hereby irrevocably accepts and submits to the jurisdiction of such courts in any such action, suit or proceeding.

      Section 9.6. Waiver of Certain Damages. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any rights that it may have to punitive, incidental, special, exemplary or consequential damages in respect of any litigation based upon, or arising out of, this Agreement or any course of conduct, course of dealing, statements or actions of any of the parties hereto relating thereto.

      Section 9.7. Section and Subsection Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

      Section 9.8. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by any party without the prior written consent of the other party hereto.

      Section 9.9. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, except the parties hereto, any rights or remedies under or by reason of this Agreement.

      Section 9.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 9.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

      Section 9.12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      Section 9.13. Survival. The representations, warranties and covenants of the parties hereto shall survive indefinitely, unless otherwise specified therein.

      Section 9.14. WAIVER OF RIGHT TO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.15. Remedies. Each party hereto will be entitled to enforce its rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that either party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

                                ARTICLE 10

                               CHARGEBACKS

      Seller shall retain all right, title and interest in claims against or payments from merchants in respect of amounts that were charged back through Visa(R) or MasterCard(R) by Seller prior to the Closing Date or will be charged back after the Closing Date in each case in respect to which Seller had credited the affected Overdue Receivables prior to the Closing Date (the "Chargeback Amount"). In the event any such payment with respect to such Chargeback Amount is received by Purchaser, such amount shall be promptly paid to Seller. After the Closing Date, Purchaser shall have all right, title and interest in claims against or payments from merchants in respect of all amounts in connection with the Overdue Accounts that were charged back through the systems of Visa(R) or MasterCard(R) by Seller prior to the Closing Date and in respect to which Seller had not credited the affected Overdue Receivables prior to the Closing Date; provided, however, that if the merchant refuses to pay such Chargeback Amount because of any act or omission of Seller in violation of applicable rules of Visa(R) or MasterCard(R), Seller shall promptly pay Purchaser such amount and Purchaser shall assign to Seller any and all rights Purchaser may have against the merchant. Purchaser shall have all right, title and interest in all claims against or payment from merchants in respect of all amounts in connection with the Overdue Accounts that are charged back through the systems of Visa(R) or MasterCard(R) after the Closing Date and in respect to which the affected Overdue Account had not been credited prior to the Closing Date, and in the event that any such payment is received by Seller, such amount shall be promptly paid by Seller to Purchaser.

      In the event either party hereto receives, or otherwise has possession of, documents which the other party needs in order to pursue a chargeback claim, the party which has such documents shall send such documents to the other party within five (5) Business Days after written request therefore.

      Anything contained in this Agreement to the contrary notwithstanding, all amounts received with respect to any Overdue Account after the Closing Date not in excess of the amount (if any) of the Chargeback Amount with respect to such Overdue Account shall belong to Seller and, if received by Purchaser after the Closing Date, shall be promptly paid to Seller. Seller may retain any such amounts received by it after the Closing Date.

        [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]



      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Overdue Receivables Purchase and Sale Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                    HARRIS TRUST AND SAVINGS BANK


                                    By  /s/ Kathleen M. Deane
                                      _____________________________
                                       Name:  Kathleen M. Deane
                                       Title:  Vice President


                                    PARTNERS FIRST RECEIVABLES, LLC



                                    By  /s/ John R. Soderlund
                                      _____________________________
                                       Name:  John R. Soderlund
                                       Title:  President and Chief
                                                 Executive Officer




                               SCHEDULE 2.1

                             OVERDUE ACCOUNTS

                      TAPE TO BE SUPPLIED BY HARRIS.




                               SCHEDULE 4.6

                                LITIGATION

                                   NONE




                            TABLE OF CONTENTS

                                                                  PAGE


ARTICLE 1

DEFINITIONS.........................................................1
            Section 1.1.  Certain Defined Terms. ...................1

ARTICLE 2

SALE OF ASSETS......................................................4
            Section  2.1. Overdue Receivables.......................4
            Section  2.2. Excluded Assets...........................4
            Section  2.3  Secured Accounts..........................5

ARTICLE 3

ASSUMPTION OF OBLIGATIONS...........................................5
            Section  3.1. Assumption of Obligations.................5
            Section  3.2. Consideration.............................5
            Section  3.3. Payment of Purchase Price.................5
            Section  3.4. Post-Closing Adjustments..................6

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER........................6
            Section  4.1. Organization..............................6
            Section  4.2. Authority; Enforceability.................6
            Section  4.3. No Conflicts..............................7
            Section  4.4. Ownership of Assets.......................7
            Section  4.5. Cardholder Agreements.....................7
            Section  4.6. Litigation................................7
            Section  4.7. Overdue Receivables.......................7
            Section  4.8. Compliance with Applicable Law............8
            Section  4.9. Licensed to Carry on Credit Card Business.8
            Section  4.10. Account Records..........................8
            Section  4.11. Brokers..................................8
            Section  4.12. Permits, Etc.............................8

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.....................8
            Section  5.1. Organization..............................8
            Section  5.2. Authority; Enforceability.................9
            Section  5.3. No Conflicts..............................9
            Section  5.4. Permits, Etc..............................9
            Section  5.5. Litigation................................9
            Section  5.6. Finders or Brokers........................9

ARTICLE 6

CERTAIN TRANSITIONAL MATTERS........................................9
            Section  6.1. Third Party Consents......................9
            Section  6.2. Responsibility for Pre-Closing
                           Transactions............................10
            Section  6.3. Business Records.........................10
            Section  6.4. Further Assistance.......................10

ARTICLE 7

INDEMNIFICATION....................................................10
            Section  7.1. Indemnity by the Seller..................10
            Section  7.2. Indemnity by the Purchaser...............11
            Section  7.3.Claims....................................11
            Section  7.4. Time Limits..............................12
            Section  7.5. Exclusive Remedy; Damage Limitations.....12

ARTICLE 8

ITEMS TO BE DELIVERED AT CLOSING...................................13
            Section  8.1.  Items to be Delivered by Seller.........13
            Section  8.2.  Items to Be Delivered by Purchaser......13

ARTICLE 9

GENERAL............................................................13
            Section  9.1.  Disputes................................13
            Section  9.2.  Notices.................................13
            Section  9.3.  Entire Agreement........................14
            Section  9.4.  Governing Law...........................15
            Section  9.5.  Consent to Jurisdiction.................15
            Section  9.6.  Waiver of Certain Damages...............15
            Section  9.7.  Section and Subsection Headings.........15
            Section  9.8.  Assigns.................................15
            Section  9.9.  No Implied Rights or Remedies...........15
            Section  9.10.  Counterparts...........................16
            Section  9.11.  Construction...........................16
            Section  9.12.  Severability...........................16
            Section  9.13.  Survival...............................16
            Section  9.14.  WAIVER OF RIGHT TO JURY TRIAL..........16
            Section  9.15.  Remedies...............................16

ARTICLE 10

CHARGEBACKS........................................................16



Schedules

Schedule 2.1      -     Overdue Accounts
Schedule 4.6      -     Litigation